This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration Nos. 033-56063 and 333-18473.


PRICING SUPPLEMENT NO. 2
Dated:  March 21, 1997
(To Prospectus Supplement Dated March 18, 1997 and
To Prospectus Dated March 18, 1997)

                                $45,000,000
                  Central Illinois Public Service Company
           First Mortgage Bonds, Medium-Term Note Series 1997-1

                              Price:    100%
Maturity Date        Principal Amount       Interest Rate   Agents' Commission
March 15, 1999       $5,000,000                 6.52%               .200%
September 15, 1999   $5,000,000                 6.60%               .250%
March 15, 2000       $5,000,000                 6.68%               .250%
September 15, 2000   $5,000,000                 6.75%               .350%
March 15, 2001       $5,000,000                 6.83%               .350%
September 15, 2001   $5,000,000                 6.89%               .450%
March 15, 2002       $5,000,000                 6.94%               .450%
September 15, 2002   $5,000,000                 6.96%               .500%
March 15, 2003       $5,000,000                 6.99%               .500%

Interest Payment Dates:  March 15 and September 15
                         commencing
                         September 15, 1997
Original Issue Date:     March 26, 1997
Agents' Commission:      $165,000
Net Proceeds to Company: $44,835,000

     Redemption: The Notes offered hereby (the "Offered Notes") are not subject to redemption.

     Application of Proceeds: The net proceeds from the sale of the Offered Notes, together with general corporate funds of the Company, will be used for general corporate purposes, including to repay $45,000,000 of long-term bank loans incurred in February 1997 to fund a coal contract restructuring payment. Such loans have a final maturity of not later than February 12, 2002. Through the date hereof, the weighted average annual interest rate on such outstanding loans was 5.91%.

     Plan of Distribution: Subject to the terms and conditions contained in the Distribution Agreement, dated June 1, 1995, as amended, each of Smith Barney Inc., First Chicago Capital Markets, Inc. and Morgan Stanley & Co. Incorporated, as agents, has agreed to use its reasonable best efforts to solicit purchases of the Offered Notes. See "Plan of Distribution of Notes" in the Prospectus Supplement.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE
  ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Smith Barney Inc.
                    First Chicago Capital Markets, Inc.
                                                       Morgan Stanley & Co.
                                                       Incorporated